Exhibit 10.1

Amendment to the Amended & Restated Key Employee Savings and Investment Plan

The Amended and Restated Key Employee Savings and Investment Plan is amended as of January 1, 2014 as follows:

1.    Section 3.1 is restated to read:

3.1    Employer Matching Contributions Amount.
(a)    For each pay period during which the full offset under Section 2.1 or 2.2 applies, the Employer shall credit to each Participant's Employer Matching Contribution Account an amount equal to the lesser of 50% of the Participant's Deferral Contributions under Section 2.1 and 2.2 above for such pay period or (ii) 4.0% of the Regular Compensation and Total Bonus Payout for such pay period in excess of the prorated Compensation Limit.
(b)    For each pay period during which the offset under Section 2.1 or 2.2 does not apply, the Employer shall credit to each Participant's Employer Matching Contribution Account an amount equal to the lesser of (a) 100% of the Participant's deferral contributions under Sections 2.1 and 2.2. above up to 2% of Regular Compensation and Total Bonus Payout and (b) 50% of the Participant's Deferral Contributions under Sections 2.1 and 2.2 above for such pay period in excess of 1% of Regular Compensation and Total Bonus Payout but not in excess of 6% of Regular Compensation and Total Bonus Payout or (ii) 4.0% of the Regular Compensation and Total Bonus Payout for such pay period.
(c)    For the pay period during a Plan Year in which the offset under Section 2.1 or 2.2 is discontinued, the Employer Matching Contribution formula set forth in (b) above shall apply except that the Participant's actual deferrals under the Qualified Savings Plan shall be aggregated with the Participant's deferral contributions under Sections 2.1 and 2.2 for purposes of determining the extent to which deferral contributions under this Plan are matched at the 100% rate.
2.    Section 3.2 is restated to read:

3.2 Employer Three Percent Contributions.

Employer shall make a Three Percent Contribution for each Plan Year commencing on and after January 1, 2014 for a Participant who is eligible to receive a 3% Company Nonelective Contribution under the Qualified Savings Plan for such Plan Year (generally, a Participant who was never eligible to participate in the Briggs & Stratton Corporation Retirement Plan or whose benefits under the Qualified Savings Plan were frozen and who is employed by the Employer on the last day of the Plan Year). The amount of such contribution shall be equal to three percent of excess of the Participant's Regular Compensation and Total Bonus Payout over the Compensation Limit. The Employer may make such contribution annually or more frequently. For Plan Years commencing prior to January 1, 2014, the Company Nonelective Contribution under this Section was 2%.